Exhibit 10.1   AGREEMENT BETWEEN MICHAEL FLORIDINO AND COMPANY


                            AGREEMENT

     AGREEMENT, entered into on the 23rd of February, 1999 between Michael Floridino, (hereinafter "Michael Floridino") residing in Winter Haven, Florida and Floridino's International Holdings Inc., (hereinafter "the Company"), incorporated under the laws of the State of Florida.

     WHEREAS, the Company requires equity and capital for its continued operation and;

     WHEREAS, Michael Floridino has agreed to provide equity and capital to the Company for the repayment of debt owned by the Company.

     IT IS HEREBY AGREED, by the respective parties as follows:

     1. Michael Floridino shall, upon the execution of this Agreement, immediately list for sale the properties set forth on the attached Schedule A and transfer the equity obtained from the sale of such properties to the Company after reasonable sales costs and the satisfaction of any encumbrances or liens.

     2. In consideration of the foregoing, upon the transfer to the Company of the equity proceeds obtained from the sale of the properties, the Company shall issue to Michael Floridino an amount of convertible preferred stock of Floridino International Holdings Inc., ____ par value, which are convertible into common shares of stock of the Company. The amount of convertible preferred stock to be issued to Michael Floridino shall be equal to the net equity proceeds obtained from the sale of the properties listed on Schedule A and calculated at $5.00 per share.

     3. The shares of convertible preferred stock may only be converted upon the attainment of revenues of $3 million during a fiscal year by the Company's distribution division, specifically Floridino's Specialty Distribution. The figure of $3 million shall be certified by an independent auditor or accountant who has conducted an audit of the books and records of the Company. A certificate numbered 1107, in the name of Michael Floridino, representing 650,000 shares of common stock shall be held in an escrow deposit box in the State of Florida and shall be in the name of Michael Floridino and a director of the Company. Upon the attainment of the aforementioned $3 million, Michael Floridino shall have the option to convert the preferred shares received hereunder and share certificate numbered 1107 shall be released and transferred to Michael Floridino.

     4. The parties represent that they have entered into this Agreement on their own accord and that this Agreement sets forth the entire understanding between the parties hereto. This Agreement may not be amended except by written agreement signed by all the parties hereto. The Agreement shall be binding upon the heirs, successors and assigns of the parties hereto.



______________________________               ______________________________
MICHAEL FLORIDINO                            FLORIDINO'S INTERNATIONAL
                                             HOLDINGS INC.
                                             By:



                                 SCHEDULE A


     1. Apartment united A-E, located at 1810 3rd Street, S.E., Winter Haven, Florida 33880
     Approximate Value: $130,000.00
     Liens:    Colonial Bank - First Mortgagee        ($55,606.95)
               Jacqueline Williams - Private Mortgagee($75,000.00) Michael Nolen, Jr. - Private Note ($ 6,000.00)

     2.   Restaurant - 300 Cypress Gardens Blvd,
     Winter Haven, Florida 33880
     Approximate Value: $375,000.00
     Liens:    Wilma Jones - Private Mortgagee        ($138,664.00)
               Colonial Bank - First Mortgagee        ($  7,000.00)
               1st Union Bank - Second Mortgagee      ($ 43,000.00)

     3. Building on office located at 3560 Cypress Gardens Road, Winter Haven, Florida 33884
     Liens: Colonial Bank - First Mortgagee           ($ 58,822.06)
            Honkamp Krueger & Co.                     ($ 67,229.00)